STOCK PURCHASE AGREEMENT

By and Among

KEVIN J. FITZGERALD,

PAMELA W. FITZGERALD,

SOUTHWEST SIGNAL, INC.,

a Florida subchapter-S corporation

and

EGPI FIRECREEK, INC.,

a Nevada corporation

and

REDQUARTZ ATLANTA, LLC,

a Georgia limited liability company

REGARDING ALL OF THE ISSUED AND OUTSTANDING STOCK OF

SOUTHWEST SIGNAL, INC.

TABLE OF CONTENTS

i

4.6	BROKERAGE.	12
4.7	INVESTMENT INTENT.	12
4.8	DISCLOSURE.	13

ARTICLE 5 COVENANTS OF THE PURCHASER		13
5.1	CONSENTS.	13
5.2	BREACH OF AGREEMENT.	13
5.3	CONFIDENTIALITY.	13

ARTICLE 6 OTHER AGREEMENTS		13
6.1	TAX RETURNS.	13
6.2	AUDITS.	13
6.3	EMPLOYMENT AGREEMENT.	14
6.4	FURTHER ASSURANCES.	14
6.5	NO SOLICITATION OR NEGOTIATION.	14
6.6	INDEMNIFICATION AND RELEASE FROM AGREEMENTS OF PERSONAL GUARANTY.	15

ARTICLE 7 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER		15
7.1	REPRESENTATIONS AND WARRANTIES; PERFORMANCE.	15
7.2	CONSENTS AND APPROVALS.	15
7.3	NO MATERIAL ADVERSE CHANGE.	15
7.4	NO PROCEEDING OR LITIGATION.	15
7.5	PROCEEDINGS AND DOCUMENTS.	16
7.6	SECRETARY’S CERTIFICATE.	16
7.7	EMPLOYMENT AGREEMENT.	16
7.8	OTHER DOCUMENTS.	16

ARTICLE 8 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS AND THE CORPORATION		16
8.1	REPRESENTATIONS AND WARRANTIES; PERFORMANCE.	16
8.2	CONSENTS AND APPROVALS.	16
8.3	NO PROCEEDING OR LITIGATION.	17
8.4	FULL PAYMENT TO SELLERS.	17
8.5	REFINANCING OF LINE OF CREDIT DEBT.	17
8.6	BONDING.	17
8.7	PROCEEDINGS AND DOCUMENTS.	17
8.8	SECRETARY’S CERTIFICATE.	17
8.9	CERTIFICATE OF GOOD STANDING.	17
8.10	EMPLOYMENT AGREEMENT.	18
8.11	INDEMNIFICATION AGREEMENT.	18
8.12	LEASE.	18
8.13	OTHER DOCUMENTS.	18

ARTICLE 9 CLOSING		18
9.1	CLOSING.	18
9.2	INTERVENING LITIGATION.	18

ii

ARTICLE 10 TERMINATION PRIOR TO CLOSING		18
10.1	METHODS OF TERMINATION.	18
10.2	TERMINATION OF OBLIGATIONS.	19

ARTICLE 11 INDEMNIFICATION		19
11.1	THE SELLERS’ AGREEMENT TO INDEMNIFY.	19
11.2	THE PURCHASER’S AGREEMENT TO INDEMNIFY.	20
11.3	LIMITATIONS ON INDEMNIFICATION.	20
11.4	THIRD PARTY INDEMNIFICATION.	21
11.5	SURVIVAL; TIME TO ASSERT CLAIMS.	22
11.6	INDEMNIFICATION; SOLE REMEDY.	22

ARTICLE 12 MISCELLANEOUS PROVISIONS		22
12.1	AMENDMENT AND MODIFICATION.	22
12.2	ENTIRE AGREEMENT.	22
12.3	CERTAIN DEFINITIONS.	22
12.4	NOTICES.	25
12.5	ASSIGNMENT.	26
12.6	GOVERNING LAW.	26
12.7	DISPUTE RESOLUTION.	26
12.8	COUNTERPARTS.	26
12.9	HEADINGS.	26
12.10	BINDING EFFECT.	26
12.11	DELAYS OR OMISSIONS.	27
12.12	SEVERABILITY.	27
12.13	EXPENSES.	27

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “AGREEMENT”), dated December _____, 2009, by and among EGPI FIRECREEK, INC., a Nevada corporation, located at 6564 North Smoke Tree Lane, Scottsdale Arizona 85253 (the “PURCHASER”), KEVIN J. FITZGERALD, a Florida resident (“KEVIN”), PAMELA W. FITZGERALD, a Florida resident (“PAMELA” and together with Kevin, hereinafter sometimes referred to individually as a “SELLER” and collectively as, the “SELLERS”), SOUTHWEST SIGNAL, INC., a Florida subchapter-S corporation, located at 9204 East Broadway Avenue, Tampa, Florida, 33619 (the “CORPORATION”), and REDQUARTZ ATLANTA, LLC, a Georgia limited liability company, located at 3400 Peachtree Road, Atlanta, Georgia 30326 (“REDQUARTZ”), (the Sellers, the Purchaser, the Corporation and Redquartz collectively referred to herein as the “PARTIES”).

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding common stock of the Corporation;

WHEREAS, the Sellers desire to sell all of their interests in the Corporation to the Purchaser and the Purchaser desires to purchase all of such interests from the Sellers;

WHEREAS, to induce each other to enter into this Agreement, the Parties have agreed to execute, deliver and perform certain obligations under this Agreement and the other related agreements to which they are parties;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PURCHASE OF STOCK AND PURCHASE PRICE

1.1           PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, all of the issued and outstanding shares of capital stock of the Corporation (the “SHARES”).

1.2           PURCHASE PRICE.

1.2.1       The Purchaser agrees to pay to the Sellers aggregate consideration of $3,350,000 (the “PURCHASE PRICE”) by delivery of cash. Part of the Purchase Price amount will be applied to pay off and extinguish the line of credit debt owed by the Corporation on the date of closing.

1.2.2       The Purchaser agrees to pay to Sellers following the Closing an additional amount equal to the sum of the following:

(a)           The Purchaser shall pay, or shall cause the Corporation to pay, the sum of the following amounts to the Sellers in installments of $24,000 per month on the first day of each calendar month following the Closing, beginning on January 1, 2010, until paid in full:

(1)        $350,000; plus

(2)        the sum of the amounts (i) required to be prepaid by the Corporation on or before December 15, 2009, and before such amounts were billed to or paid by clients, (ii) which were not funded by the Corporation’s line of credit or other third party financing, and (iii) for which the Corporation has not received payment from its clients, as such prepaid amounts are identified on SCHEDULE 1.2.2(a)(2) attached hereto; plus

(3)        the sum of all amounts (i) required to be prepaid by the Corporation during the period beginning on December 16, 2009 and ending on the Closing Date, and before such amounts are billed to or paid by clients, (ii) not funded by the Corporation’s line of credit or other third party financing, and (iii) for which the Corporation has not received payment from its clients.

(b)           The Purchaser shall pay, or shall cause the Corporation to pay, the amount, immediately before Closing, of the outstanding balance of the Corporation’s line of credit debt provided by The Bank of Tampa as soon as possible following the Closing Date as and to the extent the Corporation receives such amounts from the collection of its accounts receivable.

1.3           DEPOSIT. Upon the execution of this Agreement, the Purchaser shall pay Sellers a deposit in the amount of $1,000,000 (the “DEPOSIT”) to be applied against the Purchase Price at Closing.  The Sellers agree to immediately contribute such amounts to the Corporation, and the Corporation agrees to apply the entire amount in payment of the Corporation’s outstanding line of credit debt owed to The Bank of Tampa.

The Sellers agree that the Deposit shall be repaid to the Purchaser within thirty (30) days following the termination of this Agreement before Closing under any of the provisions set forth in Section 10.1 of this Agreement, and Sellers’ obligation to repay the Deposit in such event shall be secured by an irrevocable letter of credit in the amount of $1,000,000 issued by The Bank of Tampa in favor of the Purchaser (or other third party agreed upon by the Purchaser and the Sellers) in the form attached as Exhibit 1.3 hereto (the “LETTER OF CREDIT”).  The Deposit shall be deemed to have been repaid to the Purchaser, and not applied against the Purchase Price, to the extent of any draws made upon the Letter of Credit before Closing.

1.4           TRUCK RETAINED BY SELLERS.   The parties agree and acknowledge that the Corporation shall transfer title and ownership to that certain Ford F250 truck, VIN 1FTSW21RS8EB36803, to the Sellers before Closing.

1.5           EMPLOYEE BONUS POOL.  A pool of shares of the Purchaser’s common stock (500,000 shares) shall be made available for distribution to employees of the Corporation at the first anniversary of the Closing in an incentive stock option plan for the benefit of certain employees of the Companies designated by the Sellers, with an exercise price not to exceed one hundred and ten percent market price on date of issuance.

1.6           PAYMENT OF CORPORATION OBLIGATIONS PERSONALLY GUARANTEED BY SELLERS.  The Purchaser agrees and acknowledges that one or more of Sellers have provided personal guaranties for the Corporation’s payment of various obligations incurred in connection with the Corporation’s business that will remain outstanding following the Closing, including but not limited to Guarantees of third-party loans, Guarantees of purchase orders, Guarantees of corporate card obligations and Guarantees provided in order for the Corporation to obtain third party bonding for projects.  The Purchaser agrees to cause all of such amounts to be paid by the Corporation as they become due, including providing the Corporation with the funds necessary to pay such obligations, as necessary, and providing Kevin Fitzgerald with the full authority to use the Corporation’s funds to pay such obligations on a timely basis.  The Purchaser further agrees that it will fully indemnify the Sellers for any amounts the Sellers are required to pay pursuant to such Guarantees, and that it will offer to replace the Sellers’ personal Guarantees with its corporate guaranty, or otherwise take any action required to remove each of the Guarantees, as soon as possible following the Closing.

1.7           LEASE OF OFFICE SPACE AND FACILITY.  The Purchaser agrees to cause the Corporation to lease, through a triple net lease, the office space/facility located at 9204 East Broadway Avenue, Tampa, Florida, currently owned by DRF Properties, LLC, for a period of Sixty (60) months from the date of Closing at a monthly rate of Nineteen Thousand US Dollars ($19,000.00) in the form of EXHIBIT A hereto (the “LEASE”). The full payment of the entire rent amounts for the Sixty months period of the Lease will be personally guaranteed by the Purchaser and Redquartz.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
AND THE CORPORATION

The Sellers and the Corporation, to the best of their knowledge, hereby represent and warrant to the Purchaser as of the date hereof and in all material respects as of the Closing Date that:

2.1           CORPORATE ORGANIZATION.  The Corporation is a corporation duly organized, validly existing and in good standing under the laws of Florida with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. The Corporation is duly qualified or licensed to do business in good standing in each of the jurisdictions listed on SCHEDULE 2.1 hereto.

2.2           SUBSIDIARIES AND AFFILIATES.  Other than as set forth on SCHEDULE 2.2, the Corporation has no Subsidiaries.

2.3           CAPITAL STOCK.  The entire authorized capital stock of the Corporation consists of One Hundred (100) shares of common stock with $1.00 par value per share, of which One Hundred (100) shares are issued and outstanding, and all of which are owned by the Sellers. All issued and outstanding shares having been validly issued and are fully paid and non-assessable, with no personal liability or preemptive rights attaching to the ownership thereof. Except as set forth on SCHEDULE 2.3, no instruments or securities of any kind exist which are convertible into additional shares of the capital stock of the Corporation, nor do any outstanding options, warrants, rights, calls, commitments, plans, or other arrangements or agreements of any character exist providing for the purchase or issuance of any additional shares of the Corporation.

2.4           CORPORATE RECORDS.  The minutes of the directors and shareholders of the Corporation made available to the Purchaser are correct in all material respects.

2.5           AUTHORIZATION.  The Sellers have full power and authority to enter into this Agreement and the agreements contemplated hereby and to deliver the Shares and the certificates evidencing such Shares to the Purchaser as provided for herein, free and clear of all Liens. The execution, delivery and performance of this agreement and all other agreements and transactions contemplated hereby have been duly authorized by the directors and shareholders of the Corporation and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby.

2.6           NO VIOLATION.  Other than as set forth in SCHEDULE 2.6, the execution and delivery by the Sellers and the Corporation of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Sellers and the Corporation do not and will not (a) conflict with or result in a material breach of the material terms, conditions or provisions of or constitute a material default or event of default under (with due notice, lapse of time or both) of any material contract to which either the Corporation or the Sellers is a party; (b) or result in the creation of any Lien upon any of the Sellers’ assets or the Corporation’s capital stock or assets; (c) give any third party the right to accelerate any material obligations of either the Sellers or the Corporation; (d) result in a violation of or require any authorization, consent, approval, exemption or other action by or notice to any court or Authority pursuant to, the charter or bylaws of the Corporation, or any Regulation, Order or Contract to which the Sellers, the Corporation or their respective properties are subject, except where such breach, default, Lien, acceleration, violation or required action would not have a Material Adverse Effect. The Sellers will materially comply with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

2.7           FINANCIAL STATEMENTS.  Audited year-end balance sheets and statements of operations of the Corporation as of December 31, 2008 and unaudited balance sheets for the period commencing January 1, 2009 and ending September 30, 2009 (the “FINANCIAL STATEMENT DATE”) and unaudited statements of operations for the nine (9) month period then ended (collectively, the “FINANCIAL STATEMENTS”) have been delivered to the Purchaser, and are attached to SCHEDULE 2.7. Except as set forth on SCHEDULE 2.7 or in the notes or Schedules to the Financial Statements, such balance sheets and the notes thereto fairly present, in all material respects, the financial position of the Corporation as at the respective dates thereof, and such Financial Statements (a) fairly present, in all material respects, the results of operations for the periods therein referred to, and Sellers are not aware of any material modifications that should be made to the Financial Statements in order for such statements to be in conformity with GAAP (except as stated therein or in the notes thereto) applied on a consistent basis; (b) fairly present, in all material respects, the financial condition of the Corporation at the respective date of, and for the period covered by such statements; and (c) are in accordance, in all material respects, with the required or permitted statutory accounting requirements or practices applied on in accordance with the accounting policies historically followed by the Corporation under the laws of the State of Florida. Since the Financial Statement Date, no change has occurred in the condition of the Corporation as shown in the Financial Statements which has or could reasonably be expected to have a Material Adverse Effect.

2.8           EMPLOYEES.  SCHEDULE 2.8 lists all employees of the Corporation whose annual base salary exceeds $100,000 per year. The Corporation has been for the past four (4) years, and currently is, in material compliance with all Federal, State and local Regulations or Orders affecting employment and employment practices of such Corporation (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours. At the Closing, the Corporation will have no obligation to make any payment to any of past or present employees, officers or directors or independent contractors except as to those individuals described in SCHEDULE 2.8, other than compensation paid in the ordinary course of business.

2.9           ABSENCE OF CERTAIN CHANGES.  Since the Financial Statement Date, there has not been (a) any Material Adverse Change; (b) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to the Corporation’s properties and businesses; (c) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Corporation’s capital stock, or any redemption or other acquisition of such stock by the Corporation; (d) any material increase in the compensation payable to or to become payable by the Corporation to its officers or employees or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees or any Affiliate of the Corporation; (e) any entry into any material Contract not in the ordinary course of business, including without limitation any borrowing or capital expenditure; or (f) any change by the Corporation in accounting methods or principles, except as listed in SCHEDULE 2.9.

2.10         CONTRACTS.

2.10.1     Except as expressly contemplated by this Agreement or as set forth on SCHEDULES 2.10.1 (a)-(n) hereto, as of the Closing Date, the Corporation is not a party to any written or oral:

(a)           pension, profit sharing, stock options, employee stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan, or any Contract with any labor union, except as listed in SCHEDULE 2.10.1 (a);

(b)          Contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis or Contract relating to loans to officers, directors or Affiliates;

(c)          Contract relating to the borrowing of money or the mortgaging, pledging or otherwise placing a Lien on any asset owned by the Corporation;

(d)          Guarantee of any obligation;

(e)          Contract under which the Corporation has advanced or loaned any Person money;

(f)           Contract under which the Corporation is lessee of or holds or operates any property, real or personal, owned by any other party, other than equipment leases entered into in the ordinary course of business;

(g)          Contract under which the Corporation is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Corporation;

(h)          Contract or group of related Contracts with the same party or group of affiliated parties the performance of which involves a consideration in excess of $50,000 in the aggregate, excluding any purchase orders in the ordinary course of business;

(i)           assignment, license, indemnification or Contract with respect to any intangible property (including, without limitation, any Proprietary Rights), other than software licenses in the ordinary course of business;

(j)           Contract under which it has granted any Person any registration rights (including piggyback rights) with respect to any securities;

(k)          Contract prohibiting it from freely engaging in any business or competing anywhere in the present geographic location;

(l)           Contract for the purchase, acquisition or supply of property and assets, whether for resale or otherwise, other than purchase orders or value-added reseller agreements entered into in the ordinary course of business;

(m)         Contracts providing for “take or pay” or similar unconditional purchase or payment obligations; or

(n)          any other contract which is material to its operations and business prospects or involves a consideration in excess of $50,000 annually, excluding any purchase orders in the ordinary course of business.

2.10.2     The Corporation has performed in all material respects all material obligations required to be performed by it and is not in default in any material respect under or in material breach of nor in receipt of any claim of material default or breach under any Contract to which the Corporation is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance under any Contract to which the Corporation is subject; the Corporation has no present expectation or intention of not fully performing all of its material contractual obligations; and the Corporation has no knowledge of any material breach or anticipated breach by the other parties to any Contract to which it is a party.

2.11         BROKERAGE.  No broker, agent or finder has rendered services to the Sellers or the Corporation in connection with the transactions contemplated under this Agreement.

2.12         TITLE AND RELATED MATTERS.  Except as set forth in SCHEDULE 2.12 hereto, the Corporation has good and marketable title to all of the properties and assets reflected in the Financial Statements (except for properties and assets sold since the Financial Statement Date in the ordinary course of business), free and clear of all Liens, except (a) statutory Liens not yet delinquent; (b) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole; or (c) Liens reflected in the Financial Statements or the notes thereto.

2.13         LITIGATION.  There is no Claim pending or threatened against the Corporation which, if adversely determined, would have a Material Adverse Effect, nor is there any Order outstanding against the Corporation which has, or could reasonably be expected to have, a Material Adverse Effect, except as listed in SCHEDULE 2.13. Kevin Fitzgerald will be responsible for the Corporation’s current lawsuit of World Fiber Technologies vs. Southwest Signal, Inc. (the “World Fiber Lawsuit”).  Mr. Fitzgerald will undertake the defense of the World Fiber Lawsuit by legal counsel chosen by Mr. Fitzgerald, he will have the authority to make all decisions with respect to the World Fiber Lawsuit, including the making of all counterclaims with respect to the World Fiber Lawsuit, and he will bear the expenses and the risk, and he will be entitled to any damages or settlement amounts payable by the other party, in connection with the World Fiber Lawsuit.  The Corporation will make available to Mr. Fitzgerald and his representatives all records and other materials required by them and in possession or under control of the Corporation, for the use of Mr. Fitzgerald and his representatives in defending or making counterclaims in the World Fiber Lawsuit, and shall in other respects give reasonable cooperation in such defense.

2.14         TAX MATTERS.

2.14.1    The Corporation has filed all federal, tax reports, returns, information returns and other documents that the Corporation reasonably believed were required to be filed and has filed state and local tax reports, returns, information returns in the jurisdictions listed on SCHEDULE 2.14.1 (collectively the “TAX RETURNS”) that the Corporation reasonably believed were required to be filed and has duly paid or accrued on the Financial Statements all relevant taxes, including without limitation income, premium, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance and other charges (including interest and penalties) (collectively, the “TAXES”) due, claimed to be due or which the Corporation reasonably believes may be due by federal, state, or local authorities (collectively, the “TAXING AUTHORITIES”). All Taxes which the Corporation reasonably believed are required or anticipated to be paid for all periods prior to and including the Closing Date have been paid or fully reserved against in accordance with the Corporation’s method of accounting, except as provided in SCHEDULE 2.14.1(a) hereto. All Taxes which the Corporation reasonably believed are required to be withheld or collected by the Corporation have been duly withheld or collected and, to the extent reasonably believed required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of the Corporation except for liens for Taxes not yet due and payable. The Corporation has not executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), of the Corporation is reasonable and is not in material violation of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “CODE”).

2.14.2    No issues have been raised that are currently pending by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to the Corporation which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. There are no unresolved issues or unpaid deficiencies relating to such examinations.

2.14.3    The Corporation is not subject to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income tax purposes. The Corporation is not a party to any tax sharing agreement.

2.14.4    The Corporation is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of the Corporation is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

2.14.5    The Corporation is not and will not be required to recognize after the Closing Date any taxable income in respect of accounting method adjustments required to be made under the Tax Reform Act of 1986 or the Revenue Act of 1987.

2.14.6    None of the assets of the Corporation constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets of the Corporation are subject to a lease, safe harbor lease or other arrangement as a result of which the Corporation is not treated as the owner for federal income tax purposes.

2.14.7    The Corporation has not made or become obligated to make, and will as a result of any event connected with the Closing become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

2.14.8    Tax Sharing Agreements. The Corporation is not a party to any Tax Sharing Agreement.

2.14.9    Returns and Reports. The Corporation shall file all Tax Returns and reports with respect to Taxes which are required to be filed on or before the Closing Date for Tax periods ending on or before the Closing Date (a “PRE-CLOSING TAX RETURN”) and shall pay all amounts shown to be due on such Pre-Closing Tax Returns to the appropriate taxing authority.

2.14.10  Tax Books and Records. The Purchaser and the Sellers shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access of books and records) and assistance relating to the Corporation as is reasonably necessary for the filing of any return or report, for the preparation for any audit, and for the prosecution or defense of any claim relating to any proposed adjustment or refund Claim.

2.15         COMPLIANCE WITH LAW AND APPLICABLE GOVERNMENT.  The Corporation is presently in material compliance in respect of its operations, practices, real property, plants, structures, and other property, and all other aspects of its business, with all applicable and material Regulations and Orders, including, but not limited to, all material Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety except where such failure or failures would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. There are no Claims pending or threatened against the Corporation, nor has the Corporation received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over the Corporation including any requirement of OSHA or any pollution and environmental control agency (including air and water).

2.16         ERISA AND RELATED MATTERS.  Except as set forth on SCHEDULE 2.16 hereto, the Corporation is not a party to or participates in or have any liability or contingent liability with respect to:

2.16.1    any “employee welfare benefit plan,” “employee pension benefit plan” or “multiemployer plan” (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”));

2.16.2    any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements (referred to collectively hereinafter as “fringe benefit arrangements”) for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA); or

2.16.3    any employment agreement not terminable on thirty (30) days’ or less written notice, without further liability.

2.17         BANKS, BROKERS AND PROXIES.  SCHEDULE 2.17 hereto sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which the Corporation has an account, credit line or safe deposit box or vault, or otherwise maintains relations; (b) the name of each person authorized by the Corporation to draw thereon or to have access to any such safe deposit box or vault; (c) the purpose of each such account, safe deposit box or vault; and (d) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of the Corporation in matters concerning its business or affairs. All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Corporation for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable. The account statements previously provided to the Purchaser are true and complete in all respects.

2.18         INTELLECTUAL PROPERTY.

2.18.1    The Corporation has no trade name, service mark, patent, copyright or trademark related to its business, except those which are set forth in SCHEDULE 2.18, which are all those necessary for the operation of its business as currently conducted.

2.18.2    The Corporation has the right to use each Proprietary Right listed on SCHEDULE 2.18. There are no Claims pending, or threatened, against the Corporation that its use of any of the Proprietary Rights listed on SCHEDULE 2.18 infringes the rights of any Person.

2.18.3    The Corporation is not a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Right.

2.19         DEALINGS WITH AFFILIATES.  SCHEDULE 2.19 hereto sets forth a complete list, including the parties, of all oral or written agreements and arrangements to which the Corporation is, will be or has been a party, at any time from December 31, 2008 to the Closing Date, and to which any one or more Affiliates is also a party.

2.20         INSURANCE.  The Corporation currently has, and through the Closing Date will have, insurance contracts or policies (the “POLICIES”) in full force and effect which provide for coverages in connection with the business of the Corporation. SCHEDULE 2.20 hereto sets forth a summary of all insurance contracts or policies that relate to liability or excess liability insurance (collectively, the “LIABILITY POLICIES”) and all other Policies, including the name of the insurer, the types, dates and amounts of coverages and any material coverage exclusions. Except as set forth in SCHEDULE 2.20 hereto, all of the Policies and Liability Policies remain in full force and effect. The Corporation has not breached or otherwise failed to perform, in any material respect, its obligations under any of the Policies or the Liability Policies nor have the Sellers or the Corporation received any adverse notice or communication from any of the insurers party to the Policies or the Liability Policies with respect to any such alleged breach or failure in connection with any of the Policies or the Liability Policies. All Policies are valid, outstanding, collectible and enforceable policies; and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Corporation has never been refused any insurance with respect to the Corporation’s assets or operations, nor has coverage ever been limited by any insurance carrier to which the Corporation has applied for any Policy, or with which the Corporation has carried a Policy.

ARTICLE 3
[INTENTIONALLY  LEFT BLANK]

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers and the Corporation as follows as of the date hereof and as of the Closing Date, to the best of its knowledge:

4.1           CORPORATE ORGANIZATION.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.

4.2           CAPITAL STOCK.  As of September 30, 2009, the entire authorized capital stock of the Purchaser consists of one billion three hundred million (1,300,000,000) shares of Common Stock with $0.001 par value per share, of which ____________ (_________) shares were issued and outstanding, twenty million (20,000,000) shares of Series A Preferred Stock of which none are issued and outstanding, twenty million (20,000,000) shares of Series B Preferred Stock of which none are issued and outstanding and twenty million (20,000,000) shares of Series C Preferred Stock, of which five thousand (5,000) shares are issued and outstanding. Since June 30, 2009 four million seven hundred eighty seven three hundred sixty one shares of Common Stock have been issued No Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock has been issued. All issued and outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock have been validly issued and are fully paid and non-assessable, with no personal liability or preemptive rights attaching to the ownership thereof. Except as set forth on SCHEDULE 4.2, no instruments or securities of any kind exist which are convertible into additional shares of the capital stock of the Corporation, nor do any outstanding options, warrants, rights, calls, commitments, plans or other arrangements or agreements of any character exist providing for the purchase or issuance of any additional shares of the Corporation.

4.3           AUTHORIZATION.  The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The directors of the Purchaser have duly authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

4.4           NO VIOLATION.  Other than as set forth in SCHEDULE 4.4, the execution and delivery by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default or event of default under (with due notice, lapse of time or both) of any contract to which the Purchaser is a party; (b) result in the creation of any Lien upon any of the Purchaser’s capital stock or assets; (c) give any third party the right to accelerate any obligations of the Purchaser; or (d) result in a violation of or require any authorization, consent, approval, exemption or other action by or notice to any court or Authority pursuant to, the charter or bylaws of the Purchaser, or any Regulation, Order or Contract to which the Purchaser or its properties are subject. The Purchaser will comply with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

4.5           FINANCIAL STATEMENTS.

4.5.1       Audited year-end balance sheets and statements of operations, stockholders equity and cash flow of the Purchaser as of December 31, 2008 and audited balance sheets for the period commencing January 1, 2009 and ending September 30, 2009 (the “PURCHASER FINANCIAL STATEMENT DATE”) and unaudited statements of operations, stockholders equity and cash flow for the nine (9) month period then ended (collectively, the PURCHASER FINANCIAL STATEMENTS”) have been delivered to the Sellers. Such balance sheets and the notes thereto fairly present the financial position of the Purchaser as at the respective dates thereof, and such statements of operations, stockholders equity and cash flow and the notes thereto (a) fairly present the results of operations for the periods therein referred to, all in accordance with GAAP (except as stated therein or in the notes thereto) applied on a consistent basis.

4.5.2       Except as set forth in SCHEDULE 4.5.2 hereto, the Purchaser does not have any Indebtedness, obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, known to the Purchaser, whether due or to become due) arising out of transactions entered into or Occurrences that occurred at or prior to the Closing Date, other than: (a) liabilities set forth in the Purchaser Financial Statements; and (b) liabilities and obligations which have arisen after the Purchaser Financial Statement Date in the ordinary course of business (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement, Claim or lawsuit).

4.6           BROKERAGE.  No broker, agent or finder has rendered services to the Purchaser in connection with the transactions contemplated under this Agreement except as listed in SCHEDULE 4.6.

4.7           INVESTMENT INTENT. The Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.8           DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Sellers or the Corporation by or on behalf of the Purchaser with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Purchaser has not disclosed to the Seller and the Corporation in writing and of which the Purchaser or its officers, directors or executive employees is aware and which could reasonably be anticipated to have a Material Adverse Effect.

ARTICLE 5
COVENANTS OF THE PURCHASER

The Purchaser hereby covenants and agrees with the Sellers that:

5.1           CONSENTS. The Purchaser shall use its best efforts to obtain on or prior to the Closing Date, all consents necessary to the consummation of the transactions contemplated hereby.

5.2           BREACH OF AGREEMENT. The Purchaser shall not take any action which, if taken prior to the Closing Date, would constitute a breach of this Agreement.

5.3           CONFIDENTIALITY. The Purchaser shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Seller’s prior consent, all information received by it from Kevin, Pamela or the Corporation’s officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

ARTICLE 6
OTHER AGREEMENTS

As a condition to the Parties’ obligation to consummate the transactions contemplated hereby:

6.1           TAX RETURNS. The Sellers shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for the Corporation for all periods ending on or prior to the Closing Date, which are filed after the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Corporation for tax periods which begin before the Closing Date and end after the Closing Date.  The Purchasers, the Corporation and the Sellers shall cooperate fully, as and to the extent reasonably required by any of the other parties in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s reasonable request) the provisions of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

6.2           AUDITS. The Purchaser will allow the Corporation and its counsel to participate in any audits of the Purchaser consolidated federal income Tax Returns to the extent that such returns relate to the Corporation. The Purchaser will not settle any such audit in a manner which would adversely affect the Corporation after the Closing Date without the prior written consent of Sellers, which consent shall not unreasonably be withheld.

6.3           EMPLOYMENT AGREEMENT. Kevin Fitzgerald (the “OFFICER”) shall at the Closing, execute and deliver the Employment Agreement in the forms of EXHIBIT B hereto, respectively (the “EMPLOYMENT AGREEMENT”). The Employment Agreements shall include substantially the same economic conditions in regard to salary and bonuses as are being earned currently except for any bonuses paid as a distribution due to tax liabilities that are incurred because of the S Corporation status of the Corporation.  The full payment of all compensation payable to the Officer for the 4-year period of the Employment Agreement will be personally guaranteed by the Purchaser and Redquartz.  The Officer would agree not to compete in any of the business lines currently engaged in at the closing date by the Corporation for a period of three (3) years following the Closing; provided, however, that the covenant not to compete shall terminate and would be of no further force or effect upon the occurrence of any of the following events following Closing:  (a) the Officer’s employment is terminated by the Corporation or is terminated by the Officer for Good Reason (as such term is defined in the Employment Agreement) before the end of the 4-year period beginning at Closing, (b) one or more of Sellers are required to pay any of the Corporation’s obligations personally guaranteed by one or more Sellers (including but not limited to any Guarantees provided in connection with any bonding obtained by the Corporation, Guarantees of third-party loans, Guarantees of purchase orders, or Guarantees of corporate card obligations), or the Purchaser otherwise defaults on its obligations set forth in Section 1.6 of this Agreement, or (c) the Purchaser or the Corporation defaults on the payment of any amounts due to one or more Sellers or their Affiliates on or following Closing, including any amounts described in Section 1.2.2 of this Agreement, any amounts payable under the Lease described in Section 1.7, any amounts payable under the Employment Agreement described in this Section 6.3, or any amounts described under the Indemnification Agreement described in Section 6.6 of this Agreement.

6.4           FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser, the title to any property or rights of any of the Corporation acquired or to be acquired by reason of, or as a result of, the acquisition, the Seller agrees that the Seller and its proper officers shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Corporation and otherwise to carry out the purpose of this Agreement.

6.5           NO SOLICITATION OR NEGOTIATION. Unless and until this Agreement is terminated, the Sellers and the Corporation shall not, and each shall use its best efforts to cause its directors, officers, employees, representatives, agents, advisors, accountants and attorneys not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any person with respect to, or have any discussions with any persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, directly or indirectly, the Corporation, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

6.6           INDEMNIFICATION AND RELEASE FROM AGREEMENTS OF PERSONAL GUARANTY. At Closing, the Purchaser shall execute an Indemnification Agreement in the form of EXHIBIT C, pursuant to which the Purchaser shall indemnify Sellers from all liability in the event any beneficiaries exercise their rights under the Sellers’ Guarantees. The Purchaser shall also use its reasonable efforts to obtain the termination of the Sellers’ Guarantees from their respective beneficiaries as soon as possible following the Closing.

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

The Purchaser’s obligation to purchase the Shares and to take any other actions required to be taken by the Purchaser at the Closing under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Purchaser:

7.1           REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Sellers and the Corporation contained in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Sellers or the Corporation, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Sellers and the Corporation shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. An officer of the Corporation shall have delivered to the Purchaser a certificate (which shall be addressed to the Purchaser), dated the Closing Date, in the form of EXHIBIT D hereto (the “OFFICER’S CERTIFICATE”), certifying to the foregoing.

7.2           CONSENTS AND APPROVALS. The Sellers and the Corporation shall have obtained any and all material consents, approvals, orders, qualifications, licenses, permits or other authorizations, required by all applicable Regulations, Orders and Contracts of the Corporation or binding on their respective properties and assets, with respect to the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby.

7.3           NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change since the date of this Agreement, which representation shall be attested to in the Corporation’s Officer’s Certificate.

7.4           NO PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

7.5           PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and the Purchaser’s counsel, and the Sellers and the Corporation shall have made available to the Purchaser for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of the Corporation which the Purchaser may reasonably request in connection with said transaction.

7.6           SECRETARY’S CERTIFICATE. The Purchaser shall have received a certificate, substantially in the form of EXHIBIT E hereto, of the secretary of the Corporation, as to the charter and bylaws of the Corporation, the resolutions adopted by the directors and stockholders of the Corporation in connection with this Agreement and the incumbency of the Corporation’s officers.

7.7           EMPLOYMENT AGREEMENT. Kevin Fitzgerald and the Corporation shall have executed and delivered the Employment Agreement.

7.8           OTHER DOCUMENTS. The Sellers and the Corporation shall furnish the Purchaser with such other and further documents and certificates including certificates of the Corporation officers and others as the Purchaser shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF THE SELLERS
AND THE CORPORATION

Each and every obligation of the Sellers and the Corporation under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Sellers and/or the Corporation, as applicable:

8.1           REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Purchaser contained in this Agreement and all information contained in any exhibit, schedule or attachment hereto shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date. An officer of the Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, in the form of EXHIBIT F hereto, certifying to the foregoing.

8.2           CONSENTS AND APPROVALS. The Purchaser shall have obtained any and all material consents, approvals, orders, qualifications, licenses, permits or other authorizations, required by all applicable Regulations, Orders and Contracts of the Purchaser or binding on its properties and assets, with respect to the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby.

8.3           NO PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

8.4           FULL PAYMENT TO SELLERS.  Purchaser shall have obtained sufficient capital and third-party financing to allow Purchaser, to pay all amounts payable under this Agreement to Sellers in full when due, including but not limited to the payment of the purchase price described in Section 1.2.1 of this Agreement to Sellers in full at the Closing, and the payment in full to Sellers when due of all amounts payable under Section 1.2.2 of this Agreement, Section 1.6 of this Agreement, the Lease described in Section 1.7 of this Agreement, the Employment Agreement described in Section 6.3 of this Agreement and the Indemnification Agreement described in Section 6.6 of this Agreement.

8.5           REFINANCING OF LINE OF CREDIT DEBT.   At the Closing, Purchaser shall provide such guaranties and take all other action, and shall cause the Corporation to take all action, necessary for the Corporation to obtain (without the personal guaranties of Sellers) line of credit financing as of the date of Closing in such amounts (but not less than $1,500,000.00) and on such terms sufficient to allow the Corporation to terminate all line of credit loans currently provided by The Bank of Tampa and to continue to conduct its operations in the ordinary course of business following the closing.

8.6           BONDING.   At the Closing, Purchaser shall have obtained sufficient capital and third-party financing and shall take all other action, and shall cause the Corporation to take all action, necessary for the Corporation to obtain (without the personal guaranties of Sellers) as of the date of closing and continuing thereafter all third party bonding of the type, in such amounts and at such times necessary for the Corporation to bid for, obtain and complete projects in the ordinary course of its business.

8.7           PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Sellers and the Corporation and their counsel, and the Purchaser shall have made available to the Sellers and the Corporation for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of the Purchaser which the Sellers and the Corporation may reasonably request in connection with said transaction.

8.8           SECRETARY’S CERTIFICATE. The Sellers and the Corporation shall have received a certificate, substantially in the form of EXHIBIT G hereto, of the secretary of the Purchaser, as to the charter and bylaws of the Purchaser, the resolutions adopted by the directors and stockholders of the Purchaser in connection with this Agreement and the incumbency of the Purchaser’s officers.

8.9           CERTIFICATE OF GOOD STANDING. At the Closing, the Purchaser shall have delivered to the Sellers and the Corporation a certificate issued by Nevada Secretary of State evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of the Purchaser as of a date not more than thirty (30) days prior to the Closing Date.

8.10       EMPLOYMENT AGREEMENT. Kevin Fitzgerald and the Corporation, the Purchaser and all guarantors shall have executed and delivered the Employment Agreement.

8.11       INDEMNIFICATION AGREEMENT. The Purchaser shall have executed and delivered the Indemnification Agreement.

8.12       LEASE.   DRF Properties, LLC and the Corporation, the Purchaser and all guarantors shall have executed and delivered the Lease.

8.13      OTHER DOCUMENTS.  The Purchaser shall furnish the Sellers and the Corporation with such other and further documents and certificates including certificates of the Purchaser’s officers and others as Sellers and the Corporation shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

ARTICLE 9
CLOSING

9.1        CLOSING. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of ARTICLE 10, a closing of the transactions contemplated by this Agreement (the “CLOSING”) shall be held as of the 31st day of December, 2009, or on such other mutually agreed to date (the “CLOSING DATE”).

9.2        INTERVENING LITIGATION. If, prior to the Closing Date, any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Authority shall restrain or prohibit this Agreement or the consummation of the transactions contemplated herein for a period of fifteen (15) days or longer, the Closing shall be adjourned at the option of either party for a period of thirty (30) days. If at the end of such thirty-day period such injunction or Order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

ARTICLE 10
TERMINATION PRIOR TO CLOSING

10.1       METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

10.1.1  By mutual consent of the Purchaser and Sellers;

10.1.2  By the Sellers in writing, without liability, if the Purchaser shall (a) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date; or (b) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Sellers have notified the Purchaser of their intent to terminate this Agreement pursuant to this Section 10.1.2;

10.1.3  By the Purchaser in writing, without liability, if either the Corporation or the Sellers shall (a) fail to perform in any material respect their agreements contained herein required to be performed by them on or prior to the Closing Date; or (b) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Purchaser has notified the Sellers of its intent to terminate this Agreement pursuant to this Section 10.1.3;

10.1.4  By either the Sellers or the Purchaser in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Purchaser, the Sellers or the Corporation, which prohibits or restrains the Purchaser, the Sellers or the Corporation from consummating the transactions contemplated hereby, provided that the Purchaser, the Sellers and the Corporation shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within (thirty) 30 days after entry, by any such court or governmental or regulatory agency;

10.1.5  By the Sellers in writing, without liability, in the event the Letter of Credit is drawn upon, in whole or in part, before the occurrence of either (a) the termination of this Agreement under Sections 10.1.1, 10.1.2, 10.1.3, 10.1.4 or 10.1.6 hereof, or (b) the Closing; or

10.1.6  By either the Sellers or the Purchaser, in writing, without liability, if for any reason the Closing has not occurred by January 15, 2009 other than as a result of the material breach of this Agreement by the party attempting to terminate the Agreement.

10.2        TERMINATION OF OBLIGATIONS. Termination of this Agreement pursuant to this ARTICLE 10 shall terminate all obligations of the Parties hereunder, except for the obligations under Sections 10.2 and 12.13 hereof; provided, however, that termination pursuant to Sections 10.1.2, 10.1.3 or 10.1.5 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto.

ARTICLE 11
INDEMNIFICATION

11.1        THE SELLERS’ AGREEMENT TO INDEMNIFY. Subject to the limitations and other terms and conditions set forth herein, from and after the Closing, the Sellers shall indemnify and hold harmless the Purchaser, the Corporation, their Affiliates, any of their respective successors or assigns and their respective directors, officers or employees (each a “PURCHASER INDEMNIFIED PARTY”) from and against all liability, assessments, losses, charges, costs and expenses (including, without limitation, interest, court costs, reasonable attorneys’ fees and expenses) (collectively “PURCHASER DAMAGES”) incurred by a Purchaser Indemnified Party as a result of or arising out of (a) a material breach of any representation or warranty contained in ARTICLE 2 of this Agreement; or (b) any material breach of or noncompliance by the Sellers, individually with any covenant or agreement contained in this Agreement.

11.2       THE PURCHASER’S AGREEMENT TO INDEMNIFY. Subject to the limitations and other terms and conditions set forth herein, from and after the Closing, the Purchaser shall indemnify and hold harmless the Sellers and their respective Affiliates, any of their respective successors or assigns and their respective directors, officers or employees (each a “SELLER INDEMNIFIED PARTY”) from and against all liability, assessments, losses, charges, costs and expenses (including, without limitation, interest, court costs, reasonable attorneys’ fees and expenses) (collectively “SELLER DAMAGES”) incurred by a Seller Indemnified Party as a result of or arising out of (a) a material breach of any representation or warranty contained in ARTICLE 4 of this Agreement; (b) any material breach of or noncompliance by the Purchaser with any covenant or agreement contained in this Agreement; and (c) any liability of the Corporation. (The Purchaser Indemnified Parties and Seller Indemnified Parties are sometimes referred to collectively herein as the “INDEMNIFIED PARTIES.” “PURCHASER DAMAGES” and “SELLER DAMAGES” are sometimes referred to collectively herein as “DAMAGES.”).

11.3       LIMITATIONS ON INDEMNIFICATION. The Sellers’ obligation to indemnify Purchaser Indemnified Parties pursuant to Section 11.1 hereof and the obligations of the Purchaser to indemnify Seller Indemnified Parties pursuant to Section 11.2 are subject to the following limitations, as well as the other limitations set forth in this ARTICLE 11:

11.3.1  No claim for indemnification shall be made against the Sellers unless the aggregate amount of Purchaser Damages exceeds $2,500,000 and, in such event, indemnification shall be made by the Sellers only to the extent that the aggregate amount of Purchaser Damages exceeds $2,500,000.

11.3.2  In no event (a) shall the Sellers’ individual aggregate obligation to indemnify Purchaser Indemnified Parties exceed $1,000,000.00 and (b) shall the Purchaser’s aggregate obligation to indemnify the Seller Indemnified Parties exceed $1,800,000.00; provided, however, that the foregoing limitation on the Purchaser’s indemnification obligation shall not apply to the payment obligations and guarantees of the Purchaser and Redquartz set forth in Section 1.6 of this Agreement or in the Indemnification Agreement, the Employment Agreement or the Lease.

11.3.3  The amount of any Purchaser Damages or Seller Damages, as the case may be, shall be reduced by (a) any amount actually received by the Indemnified Parties with respect thereto under any insurance coverage or from any other party responsible therefore; and (b) the amount of any Tax benefit actually received by the Indemnified Parties relating thereto. The Indemnified Parties shall use all reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If the Indemnified Parties receive an amount under insurance coverage or from such other party with respect to Purchaser Damages or Seller Damages, as the case may be, at any time subsequent to any indemnification provided pursuant to this ARTICLE 11, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party.

11.3.4  No party shall be entitled to seek indemnification to the extent it was aware of the matter giving rise to such claim prior to Closing.

11.3.5  The Sellers may, at their option, pay any Purchaser Damages in cash or by transfer of Common Stock having an aggregate fair market value equal to such Purchaser Damages. For purposes of this Section 11.3.5, the “fair market value” shall be the Market Price for such shares on the date of any final judgment is entered or settlement is reached setting forth the total amount of the Purchaser Damages.

11.3.6  Any indemnification obligations of Sellers hereunder shall be allocated on a pro-rata basis, based on their respective percentage ownership of the common stock of the Corporation immediately prior to the Closing, and no Seller shall be liable for the obligations of any other Seller hereunder.

11.4        THIRD PARTY INDEMNIFICATION. The obligations of the Sellers, the Purchaser (as applicable, the “INDEMNIFYING PARTY”) to indemnify Indemnified Parties under Section 11.1 or Section 11.2 hereof, respectively, with respect to Damages resulting from the assertion of liability by third parties (each, as the case may be, a “CLAIM”), shall be subject to the following terms and conditions:

11.4.1 Promptly after receipt by an Indemnified Party of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for Damages, such Indemnified Party shall, within ten (10) days, notify the Sellers, the Purchaser as the appropriate Indemnifying Party, of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such claim. In addition, the Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the Indemnified Party. The Indemnifying Party may at its option undertake the defense thereof by representatives of its own choosing; provided, that any Indemnified Party may, in any event, at its own expense, monitor and participate in, but not control, the defense of such claim. If the Indemnifying Party within thirty (30) days after notice of any such Claim fails to assume the defense of such Claim, the Indemnified Parties will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party; provided, however, that as long as the Indemnifying Party is reasonably contesting any claim in good faith, the Indemnified Parties shall not pay or settle any such claim.

11.4.2 Anything in this Section 11.4 to the contrary notwithstanding, the Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (a) which does not include as an unconditional term hereof the delivery by the claimant or plaintiff to the Indemnified Parties of a written release from all liability in respect of such action, suit or proceeding; or (b) for other than monetary damages without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

11.5        SURVIVAL; TIME TO ASSERT CLAIMS.

11.5.1  The representations, warranties, covenants and agreements contained herein, except for covenants and agreements to be performed by the Parties prior to the Closing, will not be extinguished by the Closing but will survive the Closing, subject to the limitations set forth in Section 11.5.2 below with respect to the time periods within which claims for indemnity must be asserted. The covenants and agreements to be performed by the parties prior to the Closing shall expire at the Closing.

11.5.2  All claims for indemnification under this ARTICLE 11 which are not extinguished by the Closing in accordance with Section 11.5.1 must be asserted no later than one (1) year after the Closing Date.  Notwithstanding the foregoing, the obligations of the Purchaser and Redquartz set forth in Sections 1.6, the Lease, the Employment Agreement and the Indemnification Agreement shall not expire.

11.6         INDEMNIFICATION; SOLE REMEDY. The indemnification provisions set forth herein shall constitute the sole remedy for any breach of this Agreement.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1        AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

12.2        ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions, including, without limitation, the letter of intent executed by the parties, dated September 30, 2009. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

12.3        CERTAIN DEFINITIONS.

“Affiliate” means, with regard to any Person (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person; (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities; (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person; (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such person’s affairs; (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

“Authority” means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

“Best of their knowledge” means, with respect to Sellers or the Corporation, the actual and specific knowledge, without imputation, of one of the Sellers.

“Claim” means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

“Common Stock” means the common stock, $0.001 par value per share, of the Purchaser.

“Contract” means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

“GAAP” means United States generally accepted accounting principles.

“Guarantee” means any guaranty or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through an agreement or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a Guarantee in respect of any such obligations; (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations; (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services; or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation; or (c) any bonding arrangement.

“Indebtedness” with respect to any Person means any obligation of such Person for borrowed money, but in any event shall include (a) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business; (b) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (c) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (d) capitalized lease obligations; and (e) all Guarantees of such Person.

“Lien” means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

“Market Price” shall be determined on the basis of: (a) the weighted average sale price of the Common Stock on the principal stock exchange, or the National Association of Securities Dealers’ Automated Quotation National Market System “NASDAQ/NMS”), as the case may be, on which such Common Stock is then listed or admitted to trading; (b) if the Common Stock is not then listed or admitted to trading on any stock exchange or the NASDAQ/NMS, as the case may be, then the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the NASDAQ system or the National Quotation Bureau, Inc.; (c) if neither NASDAQ nor the National Quotation Bureau is at the time engaged in the business of reporting such prices, then as furnished by any similar firm then engaged in such business; or (d) if there is no such firm, as furnished by any member of the National Association of Securities Dealers (“NASD”) selected by the Purchaser, with the consent of the Sellers (which consent shall not be unreasonably refused or delayed), and which is not an affiliate of the Purchaser.

“Material Adverse Change” means any developments or changes which would have a Material Adverse Effect.

“Material Adverse Effect” means any circumstances, state of facts or matters which might reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects of a Person.

“Occurrence” means any accident, happening or event which occurs or has occurred at any time prior to the Closing Date, which results in or could result in a claim against the Corporation or creates or could create a liability or loss for the Corporation.

“Order” means any decree, judgment, award, order, injunction, rule, consent of or by an Authority.

“Person” means any corporation, partnership, joint venture, organization, entity, Authority or natural person.

“Proprietary Rights” means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

“Regulation” means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

“Sellers Guarantees” are those Guarantees entered into by one or more of Kevin Fitzgerald and Pamela Fitzgerald prior to Closing.

“Series A Preferred Stock” is Purchaser’s Series A Preferred Stock, $0.001 par value per share.

“Subsidiaries” means with respect to a Person, any business entity of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person.

12.4         NOTICES. Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (a) if sent by hand delivery, upon delivery; (b) if sent by registered or certified mail, return receipt requested, on the date on which such mail is received as indicated in such return receipt, or returned, if delivery is not accepted; (c) if delivered by a nationally recognized courier, one business day after deposit with such courier; and (d) if sent by facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable, addressed as follows:

If to Sellers or Corporation:	Mr. Kevin J. Fitzgerald Southwest Signal, Inc. 9204 East Broadway Avenue Tampa, FL 33619 Facsimile: (813) 621-4991

Mrs. Pamela W. Fitzgerald Southwest Signal, Inc. 9204 East Broadway Avenue Tampa, FL 33619 Facsimile: (813) 621-4991

With a Copy to:	Michael D. Annis, Esquire Foley & Lardner LLP 100 North Tampa Street Suite 2700 Tampa, FL 33602

If to Purchaser:	Mr. Dennis Alexander EGPI Firecreek, Inc. 6564 Smoke Tree Lane Scottsdale, AZ 85253 Facsimile: (480) 443-1403

Mr. Robert S. Miller, Jr. EGPI Firecreek, Inc. 3400 Peachtree Road NE, Suite 111 Atlanta, GA 30326

Mr. Michael Kocan EGPI Firecreek, Inc. 3400 Peachtree Road NE, Suite 111 Atlanta, GA 30326

(or to such other address as any party shall specify by written notice so given). The evidence of forwarding of the notice provided hereinabove shall be conclusive of such proper notice and any changes of address must be given in the manner provided for notice herein.

12.5        ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

12.6        GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to such state’s principles of conflicts of laws.

12.7        DISPUTE RESOLUTION. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, whether before or after the Closing, shall be brought in the courts of the State of Florida, County of Hillsborough, or the United States District Court for the Middle District of Florida, and each of the parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party to this Agreement hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation (whether as a claim, counter-claim, affirmative defense, or otherwise) in connection with this Agreement and the transactions contemplated hereby. The prevailing party to any such litigation shall be entitled to payment of all its reasonable legal fees and costs by the non-prevailing party. For purposes of the foregoing sentence, the determination of which party is the “prevailing party” shall be made in accordance with federal law.

12.8        COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9        HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.10      BINDING EFFECT. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

12.11      DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the party of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.12      SEVERABILITY. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

12.13      EXPENSES. Except as otherwise set forth herein, the Purchaser, the Sellers and Corporation shall each bear its own expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

PURCHASER:

EGPI FIRECREEK, INC.,
a Nevada corporation

By:	/s/ Robert Miller
Name:	Robert Miller
Title:	Vice President

REDQUARTZ:

REDQUARTZ ATLANTA, LLC,
a Georgia limited liability company

By:	/s/ Michael Hanlon
Name:
Title:

SELLERS:

/s/ Kevin J. Fitzgerald
KEVIN J. FITZGERALD

/s/ Pamela W. Fitzgerald
PAMELA W. FITZGERALD

CORPORATION:

SOUTHWEST SIGNAL, INC.,
a Florida subchapter-S corporation

By:	/s/ Kevin J. Fitzgerald
Kevin J. Fitzgerald,
President

By:	/s/ Pamela W. Fitzgerald
Pamela W. Fitzgerald,
Vice President

SCHEDULE 1.2.2(a)(2)

Econolite	$36,374.44
Dura Stress	1,181.98
Temple	9,706.26
Cemex	4,368.25
Genpro	3,242.10
Trenchless Supply	2,332.00
HD White Cap Construction	1,286.35
Total:	$58,491.38

SCHEDULE 2.1

The Corporation is not qualified or licensed to business in any state other than Florida.

SCHEDULE 2.2

The Corporation has no Subsidiaries.

SCHEDULE 2.3

None.

SCHEDULE 2.6

None.

SCHEDULE 2.7

Financial Statements are attached.  The Financial Statements do not reflect the contingent liability that may arise from the pending lawsuit of World Fiber Technologies vs. Southwest Signal, Inc., which will be handled following the Closing as described in Section 2.13 of this Agreement.

SCHEDULE 2.8

Employee	Annual Base Salary

Kevin J. Fitzgerald	$100,100.00

Pamela W. Fitzgerald	$100,100.00

SCHEDULE 2.9

1.  The following events have occurred which have adversely affected the Corporation’s collection of the following substantial accounts receivable:

a.  WDG Construction, Inc. “WDG”) changed ownership in October 2009 and WDG is delinquent of the payment of $148,635 owed to the Corporation for services previously provided.

b.  Kearney Development Company, LLC (“Kearney”) declared bankruptcy in November 2009.  Kearney is delinquent on the payment of $187,577 owed to the Corporation for services previously provided.

c.  Ripa and Associates is delinquent on the payment of $30,154 owed to the Corporation for services previously provided.  Crescent Resources, the owner of Ripa and Associates, recently filed bankruptcy under Chapter 11.

2.  Title and ownership of the truck described in Section 1.4 of this Agreement will be transferred to Sellers before the Closing.

SCHEDULE 2.10.1

(a)  The Corporation has a 401(k) Plan through John Hancock.  A copy of the plan has been provided by the Sellers to the Purchaser.

(c)  The Corporation has outstanding debts, including line of credit debt owed to The Bank of Tampa and purchase money debt on various vehicles and equipment, as described on the Financial Statements.

(f)  The Corporation currently leases the offices and warehouse site from DRF Properties, LLC for $19,000.00 per month on a triple net basis. There is no written lease.

(l) – (n)  Copies of various operating contracts have been previously provided by the Corporation to the Purchaser.

SCHEDULE 2.12

None.

SCHEDULE 2.13

World Fiber Technologies vs. Southwest Signal, Inc.

SCHEDULE 2.14.1

The State of Florida and Hillsborough County, Florida.

SCHEDULE 2.16

The Corporation has a 401(k) Plan through John Hancock.  A copy of the plan has been provided by the Sellers to the Purchaser.

SCHEDULE 2.17

	Financial Institution	Type of Account	Account No.	Signers

1.	The Bank of Tampa	Operating	11109513	Kevin and Pamela Fitzgerald

2.	The Bank of Tampa	Payroll	61008958	Kevin and Pamela Fitzgerald; Danny Bundy

3.	The Bank of Tampa	Petty Cash	81004770	Kevin and Pamela Fitzgerald; Danny Bundy; Lynn Dubois

4.	Florida Shores Bank	Money Market	6100001	Kevin and Pamela Fitzgerald

SCHEDULE 2.18

None.

SCHEDULE 2.19

The Corporation currently leases the offices and warehouse site from DRF Properties, LLC for $19,000.00 per month on a triple net basis. There is no written lease.

SCHEDULE 2.20

Copies of the Corporation’s insurance coverage summaries are attached.